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                                                                  Exhibit 3(i).3


                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               GENTA INCORPORATED

         GENTA INCORPORATED (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

         FIRST:   The name of the Corporation is Genta Incorporated.

         SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 4, 1988 and the original name of the Corporation was GENTA Incorporated. The Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on August 8, 1994 and was subsequently amended on September 19, 1996.

         THIRD:   The first paragraph of Section A of Article IV of the Restated
Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                  "A. Classes of Stock. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is seventy-five million (75,000,000) of which seventy million (70,000,000) shares of the par value of One Tenth of One Cent ($.001) each shall be Common Stock (the "Common Stock") and Five Million (5,000,000) shares of the par value of One Tenth of One Cent ($.001) each shall be Preferred Stock (the "Preferred Stock"). At the time this amendment becomes effective, each ten shares of the Common Stock, par value of One Tenth of One Cent ($.001) per share, issued and outstanding at such time shall be, and hereby are, reduced and converted into one fully paid and nonassessable share of Common Stock, par value of One Tenth of One Cent ($.001) per share, of the corporation as herein authorized. Each outstanding stock certificate of this corporation which immediately prior to the time this amendment becomes effective represented one or more shares of Common Stock, par value of One Tenth of One Cent ($.001) per share, shall thereafter represent the number of whole shares of Common Stock, par value of One Tenth of One Cent ($.001) per share, determined by dividing the number of shares represented by such certificate immediately prior to the time this amendment becomes effective by ten and rounding such number up to the next whole integer. The amount of capital represented by the new shares in the aggregate at the time this Certificate of Amendment becomes effective shall be adjusted by the transfer of One Tenth of One Cent ($.001) from the capital account of the Common Stock to the additional paid in capital account for each new share issued (except for new shares issued as the result of rounding up fractional shares in which case no capital adjustment shall be made), such transfer to be made at such time. The corporation shall not be required to issue or deliver any fractional shares of Common Stock. There shall be designated as capital in respect of such new shares an amount equal to the aggregate par value of such shares. Upon surrender by a holder of Common
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         Stock of a certificate or certificates for Common Stock, par value of
         One Tenth of One Cent ($.001), duly endorsed, at the office of the corporation, the corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock, par value of One Tenth of One Cent ($.001) per share, to which such holder shall be entitled as aforesaid."

         FOURTH: This amendment to the Corporation's Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Thomas H. Adams, its Chairman of the Board, and by Robert Wang, its Vice President, as of this 4th day of April, 1997.

                                                GENTA INCORPORATED


                                                By ___________________________
                                                   Name: Thomas H. Adams
                                                   Title: Chairman of the Board




                                                By:___________________________
                                                   Name: Robert Wang
                                                   Title: Vice President

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